AIR METHODS APPOINTS THE HONORABLE JESSICA GARFOLA WRIGHT, MAJOR GENERAL (RET.) TO BOARD OF DIRECTORS
George W. Belsey and Major General Carl H. McNair, USA (Ret.) to Retire at 2016 Annual Meeting

Denver, Feb. 12, 2016 – Air Methods Corporation (NASDAQ: AIRM) (“Air Methods” or the “Company”), the global leader in air medical transportation, today announced that the Honorable Jessica Garfola Wright, Major General (Ret.) has been appointed to the Company’s Board of Directors, effective immediately.  She will serve as a Class I director and will stand for re-election to the Board at the 2016 Annual Meeting.

General Wright brings a wealth of leadership experience from her distinguished career to Air Methods, previously serving as the Undersecretary of Defense for Personnel and Readiness before retiring in early 2015.  As the Undersecretary of Defense, she served as the senior policy advisor to the Secretary of Defense on all matters relating to recruitment, retention, pay and healthcare and benefits for the uniformed members and civilians of the department.  In addition, she had supervisory responsibility for 32,000 personnel, the execution of an annual budget of $43.6B, overall responsibility for the world-wide Defense Health Programs which included 54 Hospitals, 350 Clinics, 280 Dental Clinics and TRICARE management and its 9.6 million beneficiaries.

Further, during her first year as the Undersecretary of Defense, she implemented the Defense Health Agency and instituted 10 shared services across the Department of Defense medical communities, resulting in significant savings.  Prior to serving as Undersecretary of Defense, General Wright was appointed as the Adjutant General by the Governor of Pennsylvania in 2004. She also served as the National Guard Bureau Chair for the Safety (Aviation/Ground) Committee for 54 States, Territories and the District of Columbia. General Wright was the first female Army Aviator in the Army National Guard and the first female Combat Aviation Brigade Commander in the entire Army.

“We are thrilled to welcome someone of General Wright’s caliber to the Air Methods Board,” said C. David Kikumoto, Chairman of the Board of Directors. “General Wright’s strong leadership background along with expertise in aviation, healthcare, emergency services, financial management, human resources and government affairs at the state and federal level will make her a valuable addition to the Board.”

Air Methods also announced today that Directors George W. Belsey and Major General Carl H. McNair, USA (Ret.) have notified the Company of their decision to retire from the Board at the end of their current terms, which expire at the 2016 Annual Meeting of Stockholders.   Further, in order to equalize the number of directors in each class, Aaron Todd, Air Methods Chief Executive Officer and currently a Class II director up for re-election at the 2017 Annual Meeting, has agreed to serve as a Class I director, and will stand for re-election to the Board at the 2016 Annual Meeting.

Mr. Kikumoto concluded, “On behalf of the entire Board, I want to thank George and Carl for their valuable contributions and years of dedicated service to Air Methods. Under their oversight, Air Methods has gone through a tremendous period of growth and profitability; we appreciate their dedication to the Company and wish them both well in their retirement.”

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provide helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods’ fleet of owned, leased or maintained aircraft features over 450 helicopters and fixed wing aircraft.

CONTACTS: Christina Brodsly, Director, Corporate Communications (303) 256-4122 or christina.brodsly@airmethods.com. Please contact Christina to be included on the company’s e-mail distribution list.